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                                                                    EXHIBIT 10.1

                      EXECUTIVE CHANGE OF CONTROL AGREEMENT

                                October 26, 2006

Brian Bronson
[Address]

                                                                       EXECUTIVE

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR  97124

                                                                     THE COMPANY

      1. EMPLOYMENT RELATIONSHIP. Effective on the day after the filing of the Form 10Q for the quarterly period ended September 30, 2006, Executive is employed by the Company as Chief Financial Officer. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, provided that each party complies with the terms of this Agreement.

      2. RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the form attached as EXHIBIT A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to the Company within the later of (a) 21 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.

      3.    ADDITIONAL COMPENSATION UPON CERTAIN TERMINATION EVENTS.

            3.1. CHANGE OF CONTROL. In the event of a Termination of Executive's Employment (as defined in Section 6.1) (i) other than for Cause (as defined in Section 6.2), death or Disability (as defined in Section 6.4), or (ii) as a result of a requirement to accept a position greater than twenty-five (25) miles from Executive's current work location or a position of less total compensation (i.e. base salary plus bonus target), and provided any of the events identified in subparts (i)-(ii) in this Section 3.1 occur within 12 months following a Change of Control (as defined in Section 6.3 of this Agreement) or within three months preceding a Change of Control, and contingent upon Executive's execution of the Release of Claims without revocation and compliance with Section 8, Executive shall be entitled to the following benefits:

            (a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a lump sum, an amount equal to twelve (12) months of Executive's annual base pay at the rate in effect immediately prior to the date of termination. Severance pay that is payable under this Agreement shall be paid to Executive no sooner than the 1st day of the 7th calendar month following the date of termination;
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            (b) As an additional severance benefit, the Company will provide
Executive with up to twelve (12) months of continued coverage pursuant to COBRA under the Company's group health plan at the level of benefits previously elected by Executive immediately before the Termination of Executive's Employment and to the extent that Executive elects to continue coverage during such 12-month period.

            (c) All stock options, stock appreciation rights, restricted stock and other similar stock-based rights granted to Executive under the Company's 1995 Stock Incentive Plan, 2001 Nonqualified Stock Option Plan or any other equity plan shall vest in full, all stock options and stock appreciation rights shall be immediately exercisable in full in accordance with the applicable provisions of the relevant award agreement and plan; and any risk of forfeiture included in any restricted stock or other stock-based right shall immediately lapse. Stock options that are not Incentive Stock Options under the Internal Revenue Code of 1986, as amended, and stock appreciation rights shall also be amended to permit Executive to exercise such stock options and stock appreciation rights for a period of time equal to the shorter of (i) the period of 90 days after the date of Executive's termination; or (ii) the longer of (A) the period ending on the 15th day of the 3rd calendar month following the date at which the stock option or stock appreciation right would otherwise have expired due to Executive's termination based on the terms of the stock option or stock appreciation right at the original grant date or (B) December 31 of the calendar year in which the stock option or stock appreciation right would otherwise have expired due to Executive's termination based on the terms of the stock option or stock appreciation right at the original grant date. Such vesting and extension of stock options and stock appreciation rights shall occur notwithstanding any provision in any plan or award agreement which provides a shorter period of exercise following termination of employment, and such vesting and lapsing of any risk of forfeiture shall occur notwithstanding any provision in any plan or award agreement to the contrary.

            3.2 PARACHUTE PAYMENTS. Notwithstanding the foregoing, if the total payments and benefits to be paid to or for the benefit of Executive under this Agreement would cause any portion of those payments and benefits to be "parachute payments" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any successor provision, the total payments and benefits to be paid to or for the benefit of Executive under this Agreement shall be reduced to an amount that would not cause any portion of those payments and benefits to constitute "parachute payments."

      4.    WITHHOLDING; SUBSEQUENT EMPLOYMENT.

            4.1 WITHHOLDING. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state and local laws and regulations.

            4.2 OFFSET. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

      5. OTHER AGREEMENTS. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited


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to any employment agreement, but excluding for this purpose any stock option agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

      6.    DEFINITIONS.

            6.1 TERMINATION OF EXECUTIVE'S EMPLOYMENT. Termination of Executive's Employment means that the Company has terminated Executive's employment with the Company (including any subsidiary of the Company).

            6.2 CAUSE. Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board of Directors, the Chief Executive Officer or the President of the Company which specifically identifies the manner in which the Board of Directors or the Company believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

            6.3 CHANGE OF CONTROL. A Change of Control shall mean that one of the following events has taken place:

                  (a) The shareholders of the Company approve one of the following:

                        (i) Any merger or statutory plan of exchange involving
            the Company ("Merger") in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger continue to represent more than 50 percent of the voting securities of the surviving corporation after the Merger; or


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                        (ii) Any sale, lease, exchange, or other transfer (in
            one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

                  (b) A tender or exchange offer, other than one made by the
            Company, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing more than 50 percent of the voting power of outstanding securities of the Company.

                  (c) The Company receives a report on Schedule 13D of the
            Exchange Act reporting the beneficial ownership by any person of securities representing more than 50 percent of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (b) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of the Company.

            6.4 DISABILITY. "Disability" means Executive's absence from Executive's full-time duties with the Company for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive's duties. This Agreement does not apply if the Executive is terminated due to Disability.

      7. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

8. ENTIRE AGREEMENT. The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the parties relating to the matters covered by this Agreement, that this Agreement supercedes and replaces any prior agreements relating to the matters covered by this Agreement, specifically the Executive Change of Control Agreement between the Company and Executive dated September 1, 2006, and that there exist no other


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agreements between the parties, oral or written, express or implied, relating to any matters covered by this Agreement.

      9. RESIGNATION OF CORPORATE OFFICES; REASONABLE ASSISTANCE. Executive will resign Executive's office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive further agrees that, if requested by the Company or the surviving company following a Change of Control, Executive will continue his employment with the Company or the surviving company for a period of up to six months following the Change of Control in any capacity requested, consistent with Executive's area of expertise, provided that the Executive receives the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive agrees to provide the Company such written resignation(s) and assistance upon request and that no severance will be paid until after such resignation(s) or services are provided.

      10. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.

      11. AMENDMENT. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by Executive and the Company.

      12. SEVERABILITY. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

 RADISYS CORPORATION



By:  /s/ Scott Grout                             /s/ Brian Bronson
    --------------------------------            -------------------
    Scott Grout, President and CEO              Brian Bronson


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                                    EXHIBIT A

                                RELEASE OF CLAIMS

1.    PARTIES.

      The parties to Release of Claims (hereinafter "Release") are Brian Bronson and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

      1.1   EXECUTIVE.

            For the purposes of this Release, "Executive" means Brian Bronson and his attorneys, heirs, executors, administrators, assigns, and spouse.

      1.2   THE COMPANY.

            For purposes of this Release the "Company" means RadiSys Corporation, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.    BACKGROUND AND PURPOSE.

            Executive was employed by Company. Executive's employment is ending effective __________ under the conditions described in Section 3.1 of the Executive Change of Control Agreement ("Agreement").

            The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3.    RELEASE.

            In consideration for the payment set forth in Paragraph 3 of the Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have as of the Effective Date of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits, severance or post-employment issues. Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or


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refusal to employ Executive by Company, or any other past claim that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act ("ADEA") the Older Workers Benefit Protection Act, the Fair Labor Standards Act, state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Executive waives and releases the Company from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company's legal counsel in deciding to enter into this Release. EXECUTIVE UNDERSTANDS AND AGREES THAT BY SIGNING THIS RELEASE EXECUTIVE IS GIVING UP THE RIGHT TO PURSUE ANY LEGAL CLAIMS THAT EXECUTIVE MAY HAVE AGAINST THE COMPANY. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Company will assert all such claims have been released in a final binding settlement.

      3.1   IMPORTANT INFORMATION REGARDING ADEA RELEASE.
Executive understands and agrees that:

      a.    this Release is worded in an understandable way;

      b. claims under the ADEA that may arise after the date of this Release are not waived;

      c. the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

      d. Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

      e. Executive has been given a period of time of 21 days, if desired, to consider this Release, and understands that Executive may revoke his or her waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124


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Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;

      f. any changes made to this Release, whether material or immaterial, will not restart the running of this 21-day period.

      3.2   RESERVATIONS OF RIGHTS.

            This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by RadiSys Corporation.

      3.3   NO ADMISSION OF LIABILITY.

            It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

4.    EFFECTIVE DATE AND PAYOUT.

            The Effective Date of this Release shall be the eighth day after it is signed by Executive. Following the Effective Date, the payment by RadiSys Corporation as described in Paragraph 3 of the Agreement will be forwarded by mail in a timely manner as provided therein.

5.    NO DISPARAGEMENT.

            Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company. RadiSys Corporation should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. RadiSys Corporation may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company.

6.    CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED INFORMATION

            Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, RadiSys Corporation reserves the right to enforce the terms of Executive's Employee Agreement with Company and any paragraph(s) therein. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly


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notify RadiSys Corporation of such request by the most expeditious means in order to enable RadiSys Corporation to take any reasonable and appropriate action to limit such disclosure.

7.    SCOPE OF RELEASE.

            The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

8.    ENTIRE RELEASE.

            This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in paragraphs 3 and 6, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral. Executive and RadiSys Corporation acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and RadiSys Corporation acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.    SEVERABILITY.

            Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.   REFERENCES.

            RadiSys Corporation agrees to follow the applicable policy(ies) regarding release of employment reference information.

11.   PARTIES MAY ENFORCE RELEASE.

            Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from


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any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release
..

12.   COSTS AND ATTORNEYS' FEES.

            In the event of any administrative or civil action to enforce the provisions of this Release, RadiSys Corporation shall pay Executive's reasonable attorneys' fees through trial and/or on appeal, provided that no payment or reimbursement of attorneys' fees shall be made hereunder to the extent that compensation attributable to such payment or reimbursement would be includible in Executive's income and subject to a 20 percent additional tax under Section 409A of the Internal Revenue Code of 1986, as amended.


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                                                Dated:
------------------------------------                  ----------------, ------
Brian Bronson

STATE OF OREGON           )
                          )
County of _______________ )

      Personally appeared the above named Brian Bronson and acknowledged the foregoing instrument to be his voluntary act and deed.

                  Before me:
                                          ------------------------------
---------------
                                          NOTARY PUBLIC - OREGON

                                          My commission expires: ______
---------------

 RADISYS CORPORATION

By:                                             Dated:
   ---------------------------------------
------------------------------------------
Its:
    --------------------------------------
    On Behalf of RadiSys Corporation and
    "Company"


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